Exhibit 10.12

[Freedom Group, Inc. Letterhead]

PERSONAL & CONFIDENTIAL

NOT VALID UNLESS EXECUTED BY BOTH PARTIES

August 31, 2009

Mr. Paul A. Miller

13202 Stable Brook Way

Herndon, VA 20171

Re:                             Purchase and Separation Agreement and General Release

Dear Paul:

This letter agreement (this “Agreement”) confirms your resignation from your employment with Freedom Group, Inc. (the “Company”) and the Company’s subsidiaries, affiliates and related entities, and your resignation from the Boards of Directors of the Company and its subsidiaries, affiliates and related entities, in each case, effective as of August 31, 2009 (the “Separation Date”).  By signing this Agreement, you agree to the terms and conditions set forth below.

A.                                   Purchase and Sale of Company Stock and Options.  Subject to your compliance with the obligations set forth in this Agreement, the Company agrees to the following:

1.                                       Vesting of Common Stock.  Pursuant to the terms of that certain Restricted Stock Agreement, dated December 12, 2007, as amended (the “Restricted Stock Agreement”), upon your resignation from the Company on the Separation Date, 57,510 shares of your restricted common stock of the Company (the “Common Stock”) granted pursuant to the Restricted Stock Agreement shall vest (the “Vested Common Stock”).  The remaining 22,684 shares of your restricted Common Stock shall remain unvested and shall be cancelled effective upon the Separation Date (the “Unvested Common Stock”).

2.                                       Vesting of Options.  Pursuant to the terms of that certain Non-Qualified Stock Option Award Agreement dated [May 14, 2008] (the “Option Award Agreement”), upon your resignation from the Company on the Separation Date, options to purchase the Common Stock granted pursuant to the Option Award Agreement (the “Options”) (i) to purchase 127,392 shares of Common Stock shall vest (the “Vested Options”) and (ii) to purchase 171,918 shares of Common Stock shall remain unvested and shall be cancelled effective upon the Separation Date (the “Unvested Options”).

3.                                       Purchase and Sale.  On the terms and subject to the conditions of this Agreement, the Company hereby agrees to purchase, and you agree to sell to the Company, (i) all of the Vested Common Stock for an aggregate price of $391,068.00 (the “Common Stock Purchase Price”) and (ii) all of the Vested Options for an aggregate price of $541,416.00 (the “Option Purchase Price” and, collectively with the Common Stock Purchase Price, the “Purchase Price”).

4.                                       Closing.  The closing of the purchase and sale of the Vested Common Stock and Vested Options contemplated by this Agreement (the “Closing”) shall take place on the Effective Date, as that term is defined in Section J(4) below.

5.                                       Delivery of and Payment for the Company Stock.  At the Closing,

(a)                                  you will deliver to the Company any certificates representing the Company Stock and/or the Options; and

(b)                                 the Company will pay you the Purchase Price by wire transfer of immediately available funds to a bank account specified by you.

B.                                     Severance Payment and Additional Payment.

1.                                       Severance Payment. In accordance with Section 6(f) of the Employment Agreement, the Company shall:

(a)                                  Continue to pay to you your base salary of $350,000.00 per year from the Separation Date until the one-year anniversary of the Separation Date in semi-monthly installments in accordance with the Company’s standard payroll practices, and

(b)                                 Pay you at Closing your accrued incentive compensation through August 31, 2009 in the amount of $233,333.00.

2.                                       Additional Payment. As a further inducement for you to enter into this Agreement, the Company will pay to you, in addition to the Purchase Price and the Severance Payment, the sum of $2,639,183.00, as follows:

(a)                                  At the Closing:  $639,183.00;

(b)                                 On the first anniversary of the Closing:  $1,000,000.00;

(c)                                  On the second anniversary of the Closing:  $500,000.00; and

(d)                                 On the third anniversary of the Closing:  $500,000.00

In each case, such payment will be by wire transfer of immediately available funds to a bank account specified by you.  In the event that any such day is not a business day, such payment shall be made on the next succeeding business day.

C.                                     Company Representations and Warranties.  The Company hereby represents and warrants to you that:

1.                                       Corporate Organization; Authority to Conduct Business.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and as proposed to be conducted and to own, operate and lease its properties and assets.

2.                                       Authority.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

3.                                       Legal and Binding Agreement.  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

D.                                    Miller Representations and Warranties.  You hereby represent and warrant to the Company that:

1.                                       Legal and Binding Agreement.  This Agreement has been duly executed and delivered by you and constitutes a legal, valid and binding agreement by you, enforceable against you in accordance with its terms.

2.                                       Title.  The Vested Common Stock, Unvested Common Stock, Vested Options and Unvested Options constitute all of the outstanding equity interests of the Company beneficially owned by you.  You own the Vested Common Stock and Vested Options beneficially and of record, free and clear of any encumbrances and upon the Closing will transfer to the Company good and valid title to the Common Stock free and clear of any encumbrances.

3.                                       No Other Representations.  Except as set forth herein, no representations or warranties have been made to you by the Company or any officer, employee, agent or affiliate of the Company with respect to this Agreement or the transactions contemplated hereby.

E.                                      Miller’s Obligations.

1.                                       Except as may be required by law, you will not disclose the contents or substance of this Agreement to anyone except members of your immediate family and any tax or legal counsel you may consult regarding the meaning or effect hereof, and you will instruct each of the foregoing not to disclose the same.

2.                                       You agree to provide assistance to the Company and its subsidiaries, affiliates and related entities by making yourself available on a reasonable basis to provide information to, and to consult with, the Company and its subsidiaries, affiliates and related entities on matters about which you have knowledge as a result of your employment, including but not limited to all matters (formal or informal) in connection with any investigations, litigation (potential or ongoing) and administrative, regulatory or other proceedings which currently exist, or which may have arisen prior to or which arise following the signing of this Agreement.  Such cooperation will include, but not be limited to, your willingness to be interviewed by representatives of the Company and its subsidiaries, affiliates and related entities and to participate in any such proceedings by deposition or testimony.  Any reasonable expenses you incur as a result of such assistance or cooperation will be borne by the Company.  In the event that you are required to retain separate legal counsel with respect to such deposition or testimony, the Company will reimburse you, or cause you to be reimbursed, for such reasonable costs thereof.

3.                                       In the event that you are subpoenaed or otherwise required by order of a court of competent jurisdiction or other legal process to appear in connection with any matter or proceeding involving the Company or its subsidiaries, affiliates and related entities, you will notify the Company in accordance with the notice provisions set forth in Section K(1) below at least fifteen (15) business days in advance of such appearance, unless to do so would place you in violation of the subpoena, court order or other legal process, in which case you shall give as much notice as possible without placing yourself in violation of the subpoena, court order or other legal process.

F.                                      Employment Agreement; Management Board Member Agreement.

1.                                       Except as set forth elsewhere in this Section F, the Executive Employment Agreement entered into between you and Remington Arms Company, Inc. (“Remington”) as of the 31st day of October, 2008 (the “Employment Agreement”, capitalized terms used but not defined in this Section F having the meanings set forth in the Employment Agreement) shall cease to have any further force or effect as of the Separation Date, and by signing this Agreement you are acknowledging that no further payments or other compensation or benefits, other than as provided herein, are due to you thereunder or hereunder.

2.                                       Subject to your completion and submission of the appropriate election forms, you will be permitted to continue your health, dental and prescription drug coverage under the Remington’s Group Benefits Plan (as such Plan may be amended from time to time) pursuant to COBRA (see Section I(5) below) at your expense until the earlier of (i) the second anniversary of the Separation Date, and (ii) the date you first become eligible for substantially equivalent insurance coverage provided by any other entity following termination.

3.                                       Each of the following sections of the Employment Agreement will continue in full force and effect according to their terms as if set forth in their entirety in this Agreement:

(a)                                  your obligations under Sections 7 (Unauthorized Disclosure), 8 (Non-Competition), 9 (Non-Solicitation of Employees), 10 (Non-Solicitation of Customers), 11 (Return of Property), 12 (Non-Disparagement), 13 (Failure to Comply with Covenants) and 14 (Intellectual Property); provided, however, that, the limitations set forth in the Employment Agreement not withstanding, your obligations in respect of each such section shall continue for a period of three years following the Separation Date;

(b)                                 your rights under Section 17 (Indemnification); and

(c)                                  the mutual obligations and understandings under Section 18 (Compliance with Section 409A), Section 19(a) (Arbitration), (b) (Governing Law; Consent to Jurisdiction) and (c) (Taxes).

4.                                       The Management Board Member Agreement entered into between you and Bushmaster Holdings, LLC, effective as of August 1, 2008, shall cease to have any further force or effect as of the Separation Date, and by signing this Agreement you are acknowledging that no further payments or other compensation or benefits, other than as provided herein, are due to you thereunder or hereunder

G.                                     General Release and Waiver.  You acknowledge that the payments and benefits provided for in Sections B and F above are conditioned upon your executing a General Release and Waiver which is attached to this Agreement as “Exhibit A.”

H.                                    Mutual Obligations and Understandings.

1.                                       Without limiting the obligations set forth in Section F(3)(a) above, you represent that you have not disparaged, and will not disparage, directly or indirectly, the Company or any of the other Releasees (as defined in Exhibit A), and you will not make any comments or statements, written or oral, that reflect adversely on any of them, nor will you make any comments or statements, written or oral, regarding the Company or any of the other Releasees in any public forum, other than factual statements about your responsibilities and information about the Company or any of the other Releasees that is in the public domain, without the prior written approval of the undersigned or his designee.  The Company agrees that the Company’s controlling shareholders, directors and officers will not, directly or indirectly, disparage you.

2.                                       By entering into this Agreement, neither the Company nor any of the other Releasees admits, and each specifically denies, any liability, wrongdoing or violation of any law, statute, regulation or policy.  Nothing herein shall be deemed to constitute an admission of wrongdoing by the Company or any of the other

Releasees.  Neither this Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

3.                                       You agree that if you materially breach any provision of this Agreement or the provisions of the Employment Agreement that expressly survive, in addition to any other legal or equitable remedy the Company or the other Releasees may have, you will reimburse the Company and/or the other Releasees for all of its/their reasonable attorneys’ fees and costs incurred to enforce this Agreement and/or the surviving provisions of the Employment Agreement, to the fullest extent permitted by applicable law.  In the event that the Company materially breaches any provision of this Agreement, in addition to any other legal or equitable remedy you may have, the Company will reimburse you for all of your reasonable attorneys’ fees and costs incurred to enforce this Agreement, to the fullest extent permitted by applicable law.

I.                                         Obligations Unrelated to this Agreement.  Regardless of whether you sign this Agreement, the following shall apply:

1.                                       You will be paid for all earned but unused vacation days as of the Separation Date; provided; however, that such payment is deemed part of the payments to be paid pursuant to Section B.

2.                                       You are deemed to have resigned from all officer and director positions at the Company and its subsidiaries, affiliates and related entities, effective as of the Separation Date.  Should your signature be required on any other document to effect the foregoing, you will provide it immediately upon request.

3.                                       You are required to return to the undersigned all records, materials and other property you have in your possession or control that are the property of the Company and its subsidiaries, affiliates and related entities as soon as possible.

4.                                       You will comply with the surviving obligations set forth in the Employment Agreement as if set forth in their entirety in this Agreement.  (See Section F(3) above.)

5.                                       Your coverage under the Remington Group Benefits Plan will continue until August 31, 2009.  You will be given separate information regarding your right to continue your coverage, as required by the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”).  If you decline to enter into this Agreement, the premiums will be your sole responsibility.  In such instance, you may be eligible for a COBRA subsidy in accordance with the American Recovery and Reinvestment Act of 2009 (the “Stimulus Act”), which was signed into law on February 17, 2009, and which permits eligible employees to pay only thirty-five percent (35%) of their COBRA premiums for up to nine (9) months.  Separate information will be provided to you about this benefit as well.

6.                                       You are fully vested in your account balances under the Remington Arms Company 401(k) Plan.

7.                                       Your participation in all other benefit plans will cease as of the Separation Date.

J.                                        Consideration Period.  By signing this Agreement in the space provided below and returning it to the undersigned, you are confirming your acceptance of the terms and conditions set forth herein, and you are acknowledging the following:

1.                                       Because the obligations as set out in this Agreement (including Exhibit A) represent a complete waiver and release of all claims that you have against the Company and the other Releasees based on your employment and the cessation thereof, you should review it carefully before signing.  You can take up to twenty-one (21) days from your receipt of this Agreement to consider its meaning and effect and to determine whether or not you wish to enter into it.  During that time, you are advised to consult with an attorney.  If you desire to accept this offer then you must sign and return this Agreement no later than the 21st day of September, 2009.

2.                                       If you sign this Agreement before the end of the twenty-one (21) day consideration period, you are doing so voluntarily.

3.                                       In addition, you may take up to seven (7) days after signing this Agreement to revoke your signature.  Any revocation shall be made in writing to the undersigned.

4.                                       This Agreement will not become effective, and your rights to payments under Sections B and F(2) will not accrue, until after the seven (7) day period expires without revocation.  Provided that you sign this Agreement within the consideration period and do not revoke your signature, the eighth (8th) day following the end of the revocation period will be the “Effective Date”.

5.                                       If you elect not to sign this Agreement, or if you revoke your signature, you will not receive the payments or benefits described in Sections B and F(2).

K.                                    Miscellaneous.

1.                                       All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to the Company, to:

Freedom Group, Inc.

870 Remington Drive

P.O. Box 700

Madison, NC  27025-0700

Attention:  General Counsel

With a copy to (which shall not constitute notice):

Cerberus Capital Management, L.P.

299 Park Avenue

New York, NY  10171

Facsimile No.:  (212) 891-1540

Attn:  George Kollitides

With an additional copy to (which shall not constitute notice):

Milbank, Tweed, Hadley & McCloy LLP

One Chase Manhattan Plaza

New York, NY  10005

Facsimile No.:  (212) 822-5735

Attn:  Roland Hlawaty, Esq.

if to you, to:

Paul A. Miller

13202 Stable Brook Way

Herndon, VA 20171

2.                                       This Agreement (including Exhibit A) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, representations or agreements relating thereto, whether written or oral, with the exception of any agreements expressly described herein as having created continuing rights and obligations.  You represent that in executing this Agreement, you have not relied on any promise, representation, inducement, agreement or statement not set forth herein.  No amendment or modification of this Agreement shall be valid or binding upon the parties unless in writing and signed by both parties.

3.                                       No failure by any party to insist upon strict compliance with any term of this Agreement, enforce any right, or seek any remedy upon any default of the other will affect, or constitute a waiver of, the first party’s right to insist upon such strict compliance, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default.  No custom or practice of the parties at variance with any provision of this Agreement will affect or constitute a waiver of any party’s right to demand strict compliance with all provisions of this Agreement.

4.                                       In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

5.                                       This Agreement will be binding upon, inure to the benefit of, and be enforceable by and against the respective heirs, legal representatives, successors and assigns of the parties to this Agreement.

6.                                       This Agreement may be executed in counterparts (which may be exchanged by facsimile or email), each of which shall be deemed an original and both of which when taken together shall constitute one and the same instrument.

7.                                       This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof.  Any dispute arising under this Agreement will be resolved in accordance with Section 19(a) of the Employment Agreement, as if set forth in its entirety in this Agreement, and any such action or proceeding shall be heard in the State of Delaware.

8.                                       Nothing in this Agreement shall restrict you from providing consultation services to the Company after the Separation Date, for no additional remuneration, upon the mutual agreement of you and the Company.

Sincerely,

FREEDOM GROUP, INC.

By:	/s/ Theodore H. Torbeck
Name: Theodore H. Torbeck
Title: Chief Executive Officer

I am signing this Agreement knowingly, voluntarily and with full understanding of its terms and effects.  I have not relied on any representations or statements not set forth herein.

/s/ Paul A. Miller
Paul A. Miller

Date:	9/9/2009

EXHIBIT A

GENERAL RELEASE AND WAIVER OF CLAIMS

In consideration of the payment by Remington Arms Company, Inc. (“Remington”) of the severance and other benefits to me as set forth in Sections B and F of the Agreement to which this GENERAL RELEASE AND WAIVER OF CLAIMS (this “Release”) is attached as Exhibit A, I, PAUL A. MILLER, agree to and do finally and completely release and forever discharge Remington, and its direct and indirect parents (including Freedom Group, Inc. and Cerberus Capital Management, L.P.) and its/their subsidiaries and its/their affiliates, and its/their respective officers, members, managers, directors, partners, shareholders, investors, principals, executives, consultants, employees and agents, and any of their respective predecessors and successors in interest and assigns (collectively, the “Releasees”) from any and all liabilities, claims, obligations, demands, and causes of action of any and every kind or nature whatsoever, in law, equity or otherwise, known or unknown, suspected or unsuspected, disclosed and undisclosed, which I now have, own or hold or claim to have, own or hold, against each or any of the Releasees or arising from and/or relating to my employment with Remington and any of the other Releasees and termination of that employment.

This Release includes, without limiting the generality of the foregoing, (a) claims arising under any provision of federal, state, or local law, any federal, state or local anti-discrimination statute, ordinance or regulation, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991 and the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the New York State Human Rights Law, and the New York Labor Laws, and the North Carolina Equal Employment Practices Act and the North Carolina Labor Laws, the Virginia Human Rights Act and the Virginia Labor Laws, and any other similar state or local employment law (if and to the extent applicable and as any of the foregoing may be amended from time to time), and any similar federal, state, or local statutes, ordinances or regulations, or claims in the nature of a breach of contract, claims for wrongful discharge, emotional distress, defamation, fraud or breach of the covenant of good faith and fair dealing, tort and wage or benefit claims (other than the payments to which I am entitled under the Employment Agreement); (b) my waiver of all rights to post-termination benefits, and (c) my waiver of any claims to other severance or termination payments or benefits.

Notwithstanding the foregoing, this Release does not include actions brought by me (or my personal representative) to enforce any rights I have (a) under the Agreement, (b) to secure vested benefits under any other employee benefit plan of Remington of which I am a participant except as otherwise released in accordance with the preceding paragraph, (c) to seek indemnification under the Remington’s bylaws or other corporate governance documents, or (d) to seek worker’s compensation or unemployment compensation benefits.  This Release also does not apply to any rights or claims that I might have which arise as a result of any conduct that occurs after the date this Release is signed by me.  If I violate the terms of this Release, I agree to pay the Releasees’ costs and reasonable attorneys’ fees to the fullest extent permitted by applicable law.

I acknowledge that, among other rights subject to this Release, I am hereby waiving and releasing any rights I may have under the ADEA, that this Release is knowing and voluntary, and that the consideration given for this Release is in addition to anything of value to which I was already entitled as an employee of Remington.

I acknowledge that I may hereafter discover claims or facts in addition to or different from those which I now know or believe to exist with respect to the subject matter of this Release and which, if known or suspected at the time of executing this Release, may have materially affected this Release or my decision to execute this Release.  Nevertheless, I hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

I agree that if any court or governmental agency assumes jurisdiction over any claim, demand, charge, complaint, lawsuit or other legal action that, in whole or in part, pertains to my employment or the cessation thereof, I shall not be entitled to any monetary or other benefit that results from such claim, demand, charge, complaint or lawsuit, except as otherwise expressly required by applicable law.

By signing the Agreement and this Release, I am acknowledging that no further payments or other compensation or benefits, other than as provided in the Agreement, are due to me thereunder or hereunder.

As provided by law, I have been advised in the Agreement to carefully consider the matters outlined in the Agreement and this Release and to consult with such professional advisors as I deem appropriate, including a lawyer of my own choice.  I acknowledge that I have had at least twenty-one (21) days from receipt of this Release to consider the terms and conditions set forth herein, and I understand that I have a period of seven (7) days following my execution of this Release to revoke my signature, in which event this Release shall not be effective or binding on the parties, and I will not receive the payments or benefits described in Sections B and F of the Agreement.  I understand fully and acknowledge the terms and consequences of this Release, and I voluntarily accept them.

ACKNOWLEDGED AND AGREED TO,

INTENDING TO BE LEGALLY BOUND HEREBY:

Dated:	9/9/2009	/s/ Paul A. Miller
Paul A. Miller